CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A, as amended, of our independent auditor's report dated March 12, 2021, with respect to the audited balance sheet of VictoryBase Corporation, a Delaware corporation, as of December 31, 2021, and the related statements of operations, changes in stockholders' deficit, and cash flows for the period from August 13, 2020 to December 31, 2020, and the related notes to the financial statements.

Very truly yours,

MCNAMARA AND ASSOCIATES, PLLC

/s/ McNamara and Associates, PLLC

Tampa, Florida

March 15, 2021